Exhibit 5.01

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

April 3, 2017

Appiphany Technologies Holdings Corp.

358 South 300 East

Salt Lake City, Utah 84111

Re:  Registration Statement on Form S-1 for Appiphany Technologies Holdings Corp., a Nevada corporation

Ladies and Gentlemen:

We have acted as counsel for Appiphany Technologies Holdings Corp. (the “Company”) in connection with the registration of 80,000,000 shares of common stock of the Company (the “Offering Shares”) to be issued to GHS Investments, LLC, on the terms and conditions set forth in the Company’s registration statement on Form S-1 being filed with the United States Securities and Exchange Commission (the “Registration Statement”).

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the Registration Statement and various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Based on the foregoing, we are of the opinion that:

1.  The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.  The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.  We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the date hereof.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Interest of Named Experts and Counsel,” and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ BRUNSON CHANDLER & JONES, PLLC

BRUNSON CHANDLER & JONES, PLLC